FOR IMMEDIATE RELEASE

Houston Wire & Cable Company Names James L. Pokluda III CEO and Director

HOUSTON, TEXAS, December 22, 2011—Houston Wire & Cable Company (NASDAQ: HWCC, today announced that, in accordance with its previously announced succession plan, the Board of Directors has named James L. Pokluda III, President of the Company, to the additional position of Chief Executive Officer and elected Mr. Pokluda to the Company’s Board, effective January 1, 2012.  Mr. Pokluda will replace Charles A. Sorrentino, the Company’s current CEO, who as previously reported, will resign from the Board and retire as Chief Executive Officer at year end.

Mr. Pokluda was appointed President in May 2011. Over the past 24 years, Mr. Pokluda has a demonstrated history of substantial contributions to the Company including the construction and leadership of its long-term growth plan, implementation of the National Service Center,  commercialization of its private branded products, co-leadership of the initial public offering in 2006, the add-on offering in 2007, and 2010 acquisitions. Mr. Pokluda served on the Board of Directors of Houston Electrical League (HEL) for several years, is an affiliate member of the National Association of Electrical Distributors (NAED), and a graduate of the College of Engineering at Texas A&M University.

The Company also announced that its Board of Directors has named William H. Sheffield as the new Chairman of the Board, effective January 1, 2012.  Mr. Sheffield has been a member of the Board since 2006.  Mr. Sheffield will assume the Chairman role from Scott L. Thompson, who will remain on the Board.  Earlier this month, Mr. Thompson was named Chairman of the Board of Dollar Thrifty Automotive Group, where he also serves as President and CEO, and in light of the increased demands on his time requested that the Board consider choosing a new Chairman.

About the Company

With 35 years experience in the industry, Houston Wire & Cable Company is one of the largest providers of wire and cable in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables, private branded products, including LifeGuard™, a low-smoke, zero-halogen cable,  mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

 CONTACT:

Nicol G. Graham
Vice President & CFO
Direct:  713.609.2125
Fax:  713.609.2205
Investor.relations@houwire.com